Exhibit 99.1

Sotera Health Reports Strong Second-Quarter and
First-Half 2025 Results
•Q2 2025 net revenues increased 6.4% to $294 million, or 6.0% on a constant currency basis(1), compared to Q2 2024
•Q2 2025 net income of $8 million or $0.03 per diluted share, compared to net income of $9 million or $0.03 per diluted share in Q2 2024
•Q2 2025 Adjusted EBITDA(1) increased 9.8% to $151 million, or 9.5% on a constant currency basis, compared to Q2 2024
•Q2 2025 Adjusted EPS(1) of $0.20, an increase of $0.01 per diluted share, compared to Adjusted EPS of $0.19 in Q2 2024
•Raising both full-year 2025 net revenues outlook to 4.5% - 6.0% and Adjusted EBITDA outlook to 6.0% - 7.5%, on a constant currency basis
CLEVELAND, OH, August 8, 2025 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced financial results for the three- and six- months ended June 30, 2025.
Second-quarter 2025 net revenues increased 6.4% to $294 million, compared to $277 million in the second-quarter 2024. Net revenues increased 6.0% on a constant currency basis. Net income was $8 million, or $0.03 per diluted share, which includes a pending and previously disclosed settlement of approximately $34 million related to ethylene oxide (“EO”) claims against Sterigenics, compared to net income of $9 million, or $0.03 per diluted share, in the second-quarter of 2024. Adjusted EBITDA for the second-quarter 2025 increased 9.8% to $151 million compared to the second-quarter 2024, or 9.5% on a constant currency basis. Second-quarter 2025 Adjusted Earnings Per Diluted Share (“Adjusted EPS”) increased $0.01 to $0.20 compared to the second-quarter of 2024.
For the first six months of 2025, net revenues increased 4.6% to $549 million, compared to $525 million for the same period in 2024. Net revenues increased 5.3% on a constant currency basis. Net loss was $5 million, or $0.02 per diluted share, which includes pending and previously disclosed settlements of approximately $31 million and $34 million related to EO claims against Sterigenics, compared to net income of $15 million, or $0.05 per diluted share, for the same period last year. Adjusted EBITDA for the first half of 2025 increased 9.3% to $273 million, or 10.2% on a constant currency basis, compared to the same period last year. Adjusted EPS increased by $0.01 to $0.33 compared to the first half of 2024.
“We are pleased to announce that we delivered more than 6% top-line growth for the quarter, supported by strong volume performance at Sterigenics. Adjusted EBITDA grew nearly 10% in the quarter with approximately 160 basis points of margin expansion, driven by over 500 basis points of improvement at Nelson Labs,” said Chairman and Chief Executive Officer, Michael B. Petras, Jr. “These positive results reflect the essential nature of our services and our team’s disciplined execution.”

(1) This is non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to non-GAAP financial measures.

Petras continued, “With improving momentum through the first half of the year, we are raising our full-year outlook for revenue, Adjusted EBITDA and Adjusted EPS, reflecting our confidence in continued execution and performance.”
Second-Quarter and First-Half 2025 Review by Business Segment
Sterigenics
Sterigenics delivered strong results for the second-quarter 2025 with net revenues up 10.5% to $195 million, or 10.0% on a constant currency basis, compared to the second-quarter 2024. Second-quarter 2025 segment income was $108 million, an increase of 11.3%. For the first six months of 2025, Sterigenics net revenues increased 6.3% to $365 million, or 7.1% on a constant currency basis, compared to the same period in 2024. Segment income increased 7.2% to $196 million.
Revenue growth for the quarter was primarily driven by favorable volume and mix, pricing, and changes in foreign currency exchange rates. Segment income and segment income margin increased for the quarter due to favorable volume and mix, as well as pricing, partially offset by inflation.
Nordion
Nordion net revenues increased 2.9% to $42 million, or 3.4% on a constant currency basis, compared to the second-quarter 2024. Second-quarter 2025 segment income increased slightly to $23 million. For the first six months of 2025, Nordion net revenues increased 14.9% to $75 million, or 16.8% on a constant currency basis, compared to the same period in 2024. Segment income increased 19.6% to $41 million.
Revenue growth for the quarter was driven by favorable pricing, as well as volume and mix, partially offset by unfavorable changes in foreign currency exchange rates. Segment income margin decreased primarily due to supplier mix.
Nelson Labs
Nelson Labs net revenues decreased 3.3% to $57 million, or 4.4% on a constant currency basis, compared to the second-quarter 2024. Nelson Labs second-quarter 2025 segment income increased 13.9% to $20 million. For the first six months of 2025, Nelson Labs net revenues decreased 6.3% to $109 million, or 6.4% on a constant currency basis, compared to the same period in 2024. Segment income increased 10.6% to $36 million.
Change in revenues for the quarter were driven by improvement in core lab testing services, favorable pricing, and changes in foreign currency exchange rates, offset by a decline in expert advisory services revenues. Segment income and segment income margin increases were driven by volume and mix improvements, lab optimization, and favorable pricing.
Balance Sheet and Liquidity
As of June 30, 2025, Sotera Health had $2.3 billion of total debt, and $332 million in unrestricted cash and cash equivalents, compared to $2.3 billion in total debt and $277 million in unrestricted cash and cash equivalents as of December 31, 2024. Sotera Health’s Net Leverage Ratio(1) as of second-quarter 2025 improved to 3.5x compared to 3.7x as of December 31, 2024. As of June 30, 2025 the Company had no balance outstanding on its $600 million revolving credit facility.

(1) This is non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to non-GAAP financial measures.

2025 Outlook Update
Sotera Health is providing an update to its full-year 2025 outlook:
•Net revenues growth range raised to 4.5% - 6.0% from 4.0% - 6.0%, on a constant currency basis,
•Adjusted EBITDA growth range raised to 6.0% - 7.5% from 4.5% - 6.5%, on a constant currency basis,
◦Foreign currency impact on full-year net revenues and Adjusted EBITDA expected to be neutral, based on average second-quarter 2025 exchange rates,
•Interest Expense in the range of $155 million to $165 million,
•Tax rate applicable to Adjusted Net Income(1) range improved to 31.5% - 33.5% from 33% - 35%,
•Adjusted EPS range raised to $0.75 - $0.82 from $0.70 - $0.76,
•A weighted-average fully diluted share count in the range of 286 million to 287 million shares, and
•Capital expenditures are now expected to be in the range of $170 million to $180 million, from previous outlook of $190 million to $210 million.
The Company does not provide a reconciliation for non-GAAP financial measures on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items without unreasonable effort. The Company cannot reconcile its expected Adjusted EBITDA, Tax Rate Applicable to Net Income, Adjusted Net Income and Adjusted EPS without unreasonable effort because certain items that impact net income, earnings per share and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time, including uncertainties caused by changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings.
The outlook provided above contains a number of assumptions, including, among others, the Company’s current expectations regarding supply chain continuity, particularly for the supply of EO and Cobalt-60, the impact of inflationary trends, including the impact on energy prices and the supply of labor, and the expectation that average second-quarter 2025 exchange rates remain constant for the remainder of 2025. Our outlook is based on current plans and expectations and is subject to several known and unknown risks and uncertainties, including those set forth below under “Cautionary Note Regarding Forward-Looking Statements.”
Earnings Webcast
Sotera Health management will host a conference call and live webcast to discuss the Company’s financial results and operating highlights at 9:00 a.m. Eastern Daylight Time today. To participate in the live call, please dial 1-844-481-2916 (toll-free in the United States), or 1-412-317-0709 if dialing-in from other locations. A live webcast of the conference call will be accessible at this link or via the Investor Relations section of the Company’s website at Presentation & Events | Sotera Health, along with accompanying materials. A replay of the webcast will be available on the Company’s website.
Updates on recent developments in matters relevant to investors can be found on the Investor Relations section of the Sotera Health website at Investor Relations | Sotera Health. For developments related to EO, updates can be found at Ethylene Oxide | Sotera Health.
Cautionary Note Regarding Forward-Looking Statements
Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this document refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis. This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and reflects
(1) This is non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to non-GAAP financial measures.

management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. Forward-looking statements present our current forecasts and estimates of future events. These statements do not strictly relate to historical or current results and can be identified by words such as “anticipate,” “appear,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “will” and other terms of similar meaning or import in connection with any discussion of future operating, financial or other performance. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from those results projected in the statements. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, but are not limited to, a disruption in the availability or supply of, or increases in the price of, EO, Co-60 or our other direct materials, services and supplies, including as a result of geopolitical instability and/or sanctions against Russia by the United States, Canada, United Kingdom and/or the European Union; fluctuations in foreign currency exchange rates; evolving changes in environmental, health and safety regulations or preferences, and general economic, social and business conditions; health and safety risks associated with the use, storage, transportation and disposal of potentially hazardous materials such as EO and Co-60; the impact and outcome of current and future legal proceedings and liability claims, including litigation related to the use, emissions and releases of EO from our facilities in California, Georgia, Illinois and New Mexico and the possibility that additional claims will be made in the future relating to these or other facilities; our ability to satisfy the conditions for settlement of the EO claims related to our former facility in Willowbrook, Illinois; allegations of our failure to properly perform services and potential product liability claims, recalls, penalties and reputational harm; compliance with the extensive regulatory requirements to which we are subject, the related costs, and any failures to receive or maintain, or delays in receiving, required clearances or approvals; adverse changes in industry trends; competition we face; market conditions and changes, including inflationary trends and the impact of tariffs, that impact our long-term supply contracts with variable price clauses and increase our cost of revenues; business continuity hazards, including supply chain disruptions and other risks associated with our operations; the risks of doing business internationally, including global and regional economic and political instability and compliance with various applicable laws and potentially inconsistent laws and regulations in multiple jurisdictions; our ability to increase capacity at existing facilities, build new facilities in a timely and cost-effective manner and renew leases for our leased facilities; our ability to attract and retain qualified employees; severe health events or environmental events; cybersecurity incidents, unauthorized data disclosures, and our dependence on information technology systems; an inability to pursue strategic transactions, find suitable acquisition targets, or integrate strategic acquisitions into our business successfully; our ability to maintain effective internal control over financial reporting; our reliance on intellectual property to maintain our competitive position and the risk of claims from third parties that we have infringed or misappropriated, or are infringing or misappropriating, their intellectual property rights; our ability to comply with rapidly evolving data privacy and security laws and regulations in various jurisdictions and any ineffective compliance efforts with such laws and regulations; our ability to generate profitability in future periods; impairment charges on our goodwill and other intangible assets with indefinite lives, as well as other long-lived assets and intangible assets with definite lives; the effects of unionization efforts and labor regulations in countries in which we operate; adverse changes to our tax positions in U.S. or non-U.S. jurisdictions or the interpretation and application of U.S. tax legislation or other changes in U.S. or non-U.S. taxation of our operations; and our significant leverage and how this significant leverage could adversely affect our ability to raise additional capital, limit our ability to react to challenges confronting our Company or broader changes in our industry or the economy, limit our flexibility in operating our business through restrictions contained in our debt agreements and/or prevent us from meeting our obligations under our existing and future agreements governing our indebtedness. For additional discussion of these risks and uncertainties, please refer to the Company’s filings with the Securities and Exchange Commission, such as its Annual Report on Form 10-K and quarterly reports. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.

Non-GAAP Financial Measures
To supplement our consolidated financial statements presented in accordance with GAAP, we consider Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted EPS, Net Debt and Net Leverage Ratio and constant currency, financial measures that are not based on any standardized methodology prescribed by GAAP.
We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.
We define Adjusted EBITDA as Adjusted Net Income before interest expense, depreciation (including depreciation of Co-60 used in our operations) and income tax provision applicable to Adjusted Net Income.
Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net revenues.
Segment income margin is equal to segment income divided by net segment revenues.
We define Adjusted EPS as Adjusted Net Income divided by the weighted average number of diluted shares outstanding.
Our Net Debt is equal to our total debt net of unamortized debt issuance costs and debt discounts, less cash and cash equivalents.
Our Net Leverage Ratio is equal to Net Debt divided by Adjusted EBITDA.
Constant currency is a non-GAAP financial measure we use to assess performance excluding the impact of foreign currency exchange rate changes. We calculate constant currency net revenues by translating prior year net revenues in local currency at the average exchange rates applicable for the current period. The translated results are then used to determine year-over-year percentage increases or decreases. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign currency exchange rates. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
We use these non-GAAP financial measures as the principal measures of our operating performance. Management believes these measures allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained without these measures and their disclosure. In addition, we believe these measures will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses these measurements in their financial analysis and operational decision-making and Adjusted EBITDA serves as the key metric for the attainment of our primary annual incentive program. These measures may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.
INVESTOR RELATIONS
Jason Peterson
Vice President Investor Relations & Treasurer, Sotera Health
IR@soterahealth.com
MEDIA
Kristin Gibbs
Chief Marketing Officer, Sotera Health
kgibbs@soterahealth.com
Source: Sotera Health Company
###

Sotera Health Company
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Service	$257,244	$237,756	$481,184	$464,237
Product	37,097	38,838	67,680	60,533
Total net revenues	294,341	276,594	548,864	524,770
Cost of revenues:
Service	113,293	109,136	220,922	219,988
Product	14,427	14,667	25,889	24,876
Total cost of revenues	127,720	123,803	246,811	244,864
Gross profit	166,621	152,791	302,053	279,906
Selling, general and administrative expenses	68,893	60,575	131,954	118,784
Amortization of intangible assets	9,298	15,417	24,625	31,149
Illinois EO litigation settlements	34,000	—	64,943	—
Interest expense, net	40,651	40,388	81,527	82,159
Loss on refinancing of debt	80	23,400	80	24,090
Foreign exchange loss (gain)	627	(611)	916	(1,183)
Other income, net	(5,825)	(1,520)	(6,066)	(1,249)
Income before income taxes	18,897	15,142	4,074	26,156
Provision for income taxes	10,935	6,388	9,372	11,079
Net income (loss)	$7,962	$8,754	$(5,298)	$15,077

Earnings (Loss) per share:
Basic	$0.03	$0.03	$(0.02)	$0.05
Diluted	0.03	0.03	(0.02)	0.05
Weighted average number of common shares outstanding:
Basic	283,933	282,894	283,747	282,403
Diluted	285,756	284,541	283,747	284,264

Sotera Health Company
Segment Data
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Segment revenues:
Sterigenics	$194,839	$176,354	$364,523	$342,851
Nordion	42,431	41,244	74,988	65,251
Nelson Labs	57,071	58,996	109,353	116,668
Total net revenues	$294,341	$276,594	$548,864	$524,770
Segment income:
Sterigenics	$107,745	$96,778	$195,749	$182,596
Nordion	23,477	23,420	40,899	34,205
Nelson Labs	19,513	17,137	35,926	32,478
Total segment income	150,735	137,335	272,574	249,279
Less adjustments:
Interest expense, net	$40,651	$40,388	$81,527	$82,159
Depreciation and amortization(a)	34,948	39,830	75,682	80,260
Share-based compensation(b)	8,149	10,206	15,418	18,863
Loss on refinancing of debt(c)	80	23,400	80	24,090
(Gain) Loss on foreign currency and derivatives not designated as hedging instruments, net(d)	(3,018)	(698)	(1,127)	532
Business optimization expenses(e)	2,430	613	4,477	1,784
Professional services relating to EO sterilization facilities(f)	14,035	7,818	26,363	14,157
Illinois EO litigation settlements(g)	34,000	—	64,943	—
Accretion of asset retirement obligation(h)	563	636	1,137	1,278
Consolidated income before income taxes	$18,897	$15,142	$4,074	$26,156

(a) Includes depreciation of Co-60 held at gamma irradiation sites. The three and six months ended June 30, 2025 exclude accelerated depreciation associated with business optimization activities.
(b)    Represents share-based compensation expense related to employees and Non-Employee Directors.
(c)    Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to the Refinancing Term Loans, the Secured Notes and the Revolving Credit Facility.
(d)    Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(e)    Represents (i) certain costs related to divestitures, acquisitions and the integration of acquisitions, (ii) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (iii) legal, consulting, and other fees associated with the secondary offerings and shareholder engagement.
(f)    Represents litigation and other professional fees associated with our EO sterilization facilities.
(g)    Represents (i) the cost to settle 97 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on April 3, 2025 and (ii) the cost to settle 129 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on July 23, 2025.
(h)    Represents non-cash accretion of ARO related to Co-60 gamma and EO sterilization facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.

Sotera Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of June 30,	As of December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$334,272	$278,865
Accounts receivable, net	136,557	140,327
Inventories, net	59,949	49,158
Other current assets	77,397	57,687
Total current assets	608,175	526,037
Property, plant, and equipment, net	1,080,399	1,036,892
Operating lease assets	31,524	27,551
Other intangible assets, net	300,109	317,653
Goodwill	1,104,502	1,081,073
Other assets	92,020	82,442
Total assets	$3,216,729	$3,071,648
Liabilities and equity
Total current liabilities	$246,320	$191,002
Long-term debt, less current portion	2,202,651	2,208,100
Other noncurrent liabilities	208,407	198,135
Deferred income taxes	48,068	69,500
Total liabilities	2,705,446	2,666,737
Total equity	511,283	404,911
Total liabilities and equity	$3,216,729	$3,071,648

Sotera Health Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2025	2024
Operating activities:
Net (loss) income	$(5,298)	$15,077
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Non-cash items	84,361	112,589
Changes in operating assets and liabilities	33,874	(56,672)
Net cash provided by operating activities	112,937	70,994
Investing activities:
Purchases of property, plant and equipment	(51,147)	(76,811)
Other investing activities	37	37
Net cash used in investing activities	(51,110)	(76,774)
Financing activities:
Proceeds from long-term borrowings	—	2,259,350
Payments on long-term borrowings	(7,547)	(2,260,600)
Payments of debt issuance costs and debt discount	(2,326)	(30,204)
Buyout of leased facilities	—	(6,736)
Shares withheld for employee taxes on equity awards	(3,654)	(2,176)
Other financing activities	(1,493)	(996)
Net cash used in financing activities	(15,020)	(41,362)
Effect of exchange rate changes on cash and cash equivalents	8,600	(6,754)
Net increase (decrease) in cash and cash equivalents, including restricted cash	55,407	(53,896)
Cash and cash equivalents, including restricted cash, at beginning of period	278,865	301,654
Cash and cash equivalents, including restricted cash, at end of period	$334,272	$247,758

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$102,716	$111,169
Cash paid during the period for income taxes, net of tax refunds received	32,207	27,714
Purchases of property, plant and equipment included in accounts payable	10,307	13,538

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income (loss)	$7,962	$8,754	$(5,298)	$15,077
Amortization of intangible assets	11,924	19,755	30,598	39,879
Share-based compensation(a)	8,149	10,206	15,418	18,863
Loss on refinancing of debt(b)	80	23,400	80	24,090
(Gain) Loss on foreign currency and derivatives not designated as hedging instruments, net(c)	(3,018)	(698)	(1,127)	532
Business optimization expenses(d)	2,430	613	4,477	1,784
Professional services relating to EO sterilization facilities(e)	14,035	7,818	26,363	14,157
Illinois EO litigation settlements(f)	34,000	—	64,943	—
Accretion of asset retirement obligation(g)	563	636	1,137	1,278
Income tax benefit associated with pre-tax adjustments(h)	(20,063)	(15,297)	(41,485)	(24,844)
Adjusted Net Income	56,062	55,187	95,106	90,816
Interest expense, net	40,651	40,388	81,527	82,159
Depreciation(i)	23,024	20,075	45,084	40,381
Income tax provision applicable to Adjusted Net Income(j)	30,998	21,685	50,857	35,923
Adjusted EBITDA(k)	$150,735	$137,335	$272,574	$249,279

Net Revenues	$294,341	$276,594	$548,864	$524,770
Adjusted EBITDA Margin	51.2%	49.7%	49.7%	47.5%
Weighted average number of shares outstanding
Basic	283,933	282,894	283,747	282,403
Diluted(l)	285,756	284,541	285,684	284,264
Earnings (Loss) per share
Basic	$0.03	$0.03	$(0.02)	$0.05
Diluted	0.03	0.03	(0.02)	0.05
Adjusted earnings per share
Basic	$0.20	$0.20	$0.34	$0.32
Diluted	0.20	0.19	0.33	0.32
(a)    Represents share-based compensation expense related to employees and Non-Employee Directors.
(b)    Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to the Refinancing Term Loans, the Secured Notes and the Revolving Credit Facility.
(c)    Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)    Represents (i) certain costs related to divestitures, acquisitions and the integration of acquisitions, (ii) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (iii) legal, consulting, and other fees associated with the secondary offerings and shareholder engagement.
(e)    Represents litigation and other professional fees associated with our EO sterilization facilities.
(f)    Represents (i) the cost to settle 97 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on April 3, 2025 and (ii) the cost to settle 129 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on July 23, 2025.
(g)    Represents non-cash accretion of ARO related to Co-60 gamma and EO sterilization facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.
(h)    Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.
(i)    Includes depreciation of Co-60 held at gamma irradiation sites. The three and six months ended June 30, 2025 excludes accelerated depreciation associated with business optimization activities.
(j)    Represents the difference between the income tax provision or benefit as determined under U.S. GAAP and the income tax provision or benefit associated with pre-tax adjustments described in footnote (h).
(k)    $24.4 million and $23.4 million of the adjustments for the three months ended June 30, 2025 and 2024, respectively, and $48.6 million and $47.2 million of the adjustments for the six months ended June 30, 2025 and 2024, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.
(l)    For the six months ended June 30, 2025, the diluted weighted average shares outstanding presented in this table reflects the amount that would be reported under U.S. GAAP if the Company were to have net income in the six months ended June 30, 2025.

Sotera Health Company
Non-GAAP Financial Measures
($’s in thousands except Net Leverage)
(unaudited)

	As of June 30,	As of December 31,
	2025	2024
Current portion of long-term debt	$14,820	$14,803
Long-term debt	2,202,651	2,208,100
Current portion of finance leases	3,237	2,923
Finance leases less current portion	95,420	95,286
Total Debt	2,316,128	2,321,112

Less: cash and cash equivalents	(332,437)	(277,242)
Net Debt	$1,983,691	$2,043,870

Adjusted EBITDA(a)	$571,869	$548,574
Net Leverage	3.5x	3.7x
(a)Represents Adjusted EBITDA for the twelve months ended June 30, 2025 and December 31, 2024, respectively. Refer to the reconciliation of net income (the most comparable GAAP measure) to Adjusted EBITDA on the following page.

Sotera Health Company
Non-GAAP Financial Measures
(in thousands)
(unaudited)

	Twelve Months Ended June 30,	Twelve Months Ended December 31,
	2025	2024
Net income	$24,023	$44,398
Amortization of intangible assets	70,096	79,377
Share-based compensation(a)	33,451	36,896
Loss on refinancing of debt(b)	158	24,168
Loss on foreign currency and derivatives not designated as hedging instruments, net(c)	789	2,448
Business optimization expenses(d)	12,061	9,368
Professional services relating to EO sterilization facilities(e)	44,900	32,694
Illinois EO litigation settlement(f)	64,943	—
Accretion of asset retirement obligation(g)	2,497	2,638
Income tax benefit associated with pre-tax adjustments(h)	(50,128)	(33,487)
Adjusted Net Income	202,790	198,500
Interest expense, net	164,059	164,691
Depreciation(i)	87,123	82,420
Income tax provision applicable to Adjusted Net Income(j)	117,897	102,963
Adjusted EBITDA(k)	$571,869	$548,574

Net Revenues	$1,124,535	$1,100,441
Adjusted EBITDA Margin	50.9%	49.9%
(a)Represents share-based compensation expense related to employees and Non-Employee Directors.
(b)Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to the Refinancing Term Loans, the Secured Notes and the Revolving Credit Facility.
(c)Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)Represents (i) certain costs related to divestitures, acquisitions and the integration of acquisitions, (ii) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (iii) legal, consulting and other fees associated with the secondary offerings and shareholder engagement.
(e)Represents litigation and other professional fees associated with our EO sterilization facilities.
(f)Represents (i) the cost to settle 97 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on April 3, 2025 and (ii) the cost to settle 129 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on July 23, 2025.
(g)Represents non-cash accretion of ARO related to Co-60 gamma and EO sterilization facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.
(h)Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.
(i)Includes depreciation of Co-60 held at gamma irradiation sites and excludes accelerated depreciation associated with business optimization activities.
(j)Represents the difference between the income tax provision or benefit as determined under U.S. GAAP and the income tax provision or benefit associated with pre-tax adjustments described in footnote (h).
(k)$98.5 million and $97.1 million of the adjustments for the twelve months ended June 30, 2025 and December 31, 2024, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.